Exhibit (h)(xviii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                       SUB-SHAREHOLDER SERVICES AGREEMENT

        AGREEMENT made as of the 1st day of September, 1999, by and between Marshall & Ilsley Trust Company, a Wisconsin trust company bank, having its principal office and place of business at 1000 North Water Street, Milwaukee, Wisconsin, 53202, through its division Marshall Funds Investor Services ("MFIS"), and Federated Shareholder Services Company, a Delaware business trust, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 ("FSS").

        WHEREAS, MFIS has entered into a Shareholder Services Agreement ("SSA") dated September 1, 1999 with the Marshall Funds, Inc., a Wisconsin corporation and registered, open-end investment company (the "Corporation");

        WHEREAS, pursuant to the SSA, MFIS provides certain shareholder services to shareholders of the series portfolios of the Corporation (each portfolio referred to herein collectively as the "Funds" and individually as a "Fund");

        WHEREAS, as the shareholder servicing agent prior to September 1, 1999, FSS entered into agreement with third parties to provide shareholder services, including agreements to provide such services through mutual fund "supermarkets" and "no transaction fee" programs (collectively, "Third Party Agents"); and

        WHEREAS, MFIS desires that FSS continue to administer and support such arrangements with Third Party Agents.

        NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1. MFIS hereby appoint FSS to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds by administering and supporting arrangements with Third Party Agents ("Services") in existence on the date hereof. Such Services shall include coordinating payments to such Third Party Agents. FSS will also provide support and assistance to MFIS in the selection, negotiation and administration for the performance of Services with Third Party Agents designated by MFIS. FSS's obligation to perform Services shall exist only as long as both the SSA, and the Sub-Administration Agreement between Federated Services Company and Marshall & Ilsley Trust Company ("Sub-Administration Agreement") is in effect. Upon discontinuation or termination of this Agreement, the SSA, and/or the Sub-Administration Agreement, the parties agree that FSS will terminate all existing agreements between FSS and Third Party Agents.

2. During the term of this Agreement, MFIS will pay FSS and FSS agrees to accept as full compensation for the Services rendered hereunder a fee, payable monthly, in an amount equal to the total amounts due to Third Party Agents. Such obligation to make payment shall be unconditional and in no way shall be effected even if the amounts due to such Third Party Agents exceeds the shareholder services fees available to MFIS under the SSA with the Funds.

        For the payment period in which this Agreement becomes effective or terminates with respect to any Fund, there shall be an appropriate proration of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such Fund during the month.

3.


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        This Agreement shall continue in effect for one year from the date of its execution. Thereafter, this Agreement shall be automatically renewed each year for an additional term of one year, unless notice of termination has been delivered by either party to the other no less than sixty (60) days before the beginning of any such additional term.

4. Notwithstanding paragraph 3, this Agreement may be terminated as follows:

(a) at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members of any Fund or by a vote of a majority of the outstanding voting securities of any Fund as defined in the Investment Company Act of 1940 on sixty
               (60) days' written notice to the parties to this Agreement;

(b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

(c)     by any party to the Agreement without cause by giving the other party
at least    sixty (60) days' written notice of its intention to terminate.

5. FSS shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FSS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FSS, who may be or become a member of such Fund's Board, officer, employee or agent of any Fund, shall be deemed, when rendering services to such Fund or acting on any business of such Fund (other than services or business in connection with the duties of FSS hereunder) to be rendering such services to or acting solely for such Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of FSS even though paid by FSS. This Section 5 shall survive termination of this Agreement.

6. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

7. The execution and delivery of this Agreement have been authorized by the Trustees of FSS and signed by an authorized officer of FSS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FSS, but bond only the trust property of FSS as provided in the Declaration of Trust of FSS.

8. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to any Fund and to such Fund at the following address: Marshall & Ilsley Trust Company, 1000 North Water Street, Milwaukee, Wisconsin 53202, Attn.: John M. Blaser and if delivered to FSS at Federated Investors Tower, Pittsburgh, PA 15222- 3779, Attention:
President.

9. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether or oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3 and 4, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

10. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11. This Agreement shall not be assigned by any party without the prior written consent of FSS in the case of assignment by any Fund or MFIS, or of the Funds or MFIS in the case of assignment by FSS, except that any party may assign to a successor all or of a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 11 shall prevent FSS from delegating its responsibilities to another entity to the extent provided herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                   MARSHALL & ILSLEY TRUST COMPANY

                                   By:  /S/ BROOKE J. BILLICK

                                   Title:  Vice President

                                   FEDERATED SHAREHOLDER SERVICES COMPANY

                                   By:  /S/ THOMAS P. SHOLES

                                   Title:  Vice President